STATE OF RHODE ISLAND	SUPERIOR COURT
PROVIDENCE, SC.

Manticore Properties, LLC

   Plaintiff

vs.	P.B. #12-2873

Old Stone Corporation

Defendant

NOTICE TO ALL STOCKHOLDERS AND OTHER PARTIES

IN INTEREST OF HEARING ON APPOINTMENT

OF PERMANENT RECEIVER

Please take Notice that a Hearing on appointment of a Permanent Receiver of Old Stone Corporation (the “Defendant”) will be held at 9:30 a.m. on July 16, 2012, before the Rhode Island, Providence County Superior Court located at 250 Benefit Street, Courtroom 17, 4th Floor, Providence, Rhode Island.

The purpose of the Appointment of a Permanent Receiver is to wind up all remaining affairs of the Defendant and dissolve the Defendant. An Order Appointing Temporary Receiver was entered by the Court on June 5, 2012 that contains, inter alia, the following provisions:

“11. That the commencement, prosecution, or continuance of the prosecution, of any action, suit, arbitration proceeding, hearing, or any foreclosure, reclamation or repossession proceeding, both judicial and non-judicial, or any other proceeding, in law, or in equity or under any statute, or otherwise, against said Defendant or any of its property, in any Court, agency, tribunal, or elsewhere, or before any arbitrator, or otherwise by any creditor, stockholder, corporation, partnership or any other person, or the levy of any attachment, execution or other process upon or against any property of said Defendant, or the taking or attempting to take into possession any property in the possession of the Defendant or of which the Defendant has the right to possession, or the interference with the Receiver’s taking possession of or retaining possession of any such property, or the cancellation at any time during the Receivership proceeding herein of any insurance policy, lease or other contract with Defendant, by any of such parties as aforesaid, other than the Receiver designated as aforesaid, or the termination of telephone, electric, gas or other utility service to Defendant, by any public utility, without obtaining prior approval thereof from this Honorable Court, in which connection said Receiver shall be entitled to prior notice and an opportunity to be heard, are hereby restrained and enjoined until further Order of this Court.”